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                                                                   EXHIBIT 10.16


                        FINANCIAL ADVISORY FEE AGREEMENT

This Financial Advisory Fee Agreement (the "Agreement") is made and entered into as of the 20th day of August, 1999 (the "Effective Date"), between Probex Corp., a Colorado corporation ("Probex"), and Cambridge Strategies Group, LLC, a Texas limited liability corporation ("Cambridge").

WHEREAS, Probex is desirous of engaging Cambridge in the non-exclusive capacity of financial advisors specifically for the purpose of identifying and assisting Probex in obtaining funding for the expansion of its operations, including but not limited to, funding for the acquisition of certain sources of feedstock supplies and the construction of one or more Probex plants (the "Proposed Investment").

NOW, THEREFORE, in consideration of the premises and the covenants, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

"Advisors" means Cambridge, their affiliates, successors and assigns.

"Affiliate" of a person shall mean any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person. For the purposes of this definition, "control" means the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

"Additional Securities" means any debt or equity securities of Probex and/or any of its Affiliates, issued after the Proposed Investment by any person included on Exhibit "A" attached hereto and in accordance with the provisions set forth in Section 3 of this Agreement.

"Approved Investor(s)" means those persons and their Affiliates listed on Exhibit "A" attached hereto.

"Capital Provided" means the entire funding made by an Approved Investor to Probex at Closing (as defined below) regardless of whether such funding is for debt or equity.

"Closing" means the execution by Probex and an Approved Investor of binding documentation evidencing the investment by an Approved Investor in the Proposed Investment or in any Subsequent Transaction, regardless of whether such investment takes the form of debt or equity.

"Subsequent Transaction" means any investment made by an Approved Investor in Probex following and/or in addition to but under no circumstances including the initial Proposed Investment and prior to March 29th, 2004.

2. Fees Payable to Advisors Upon Closing of the Proposed Investment.

         (a) As consideration for services rendered by the Advisors, should any one or more of the

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Approved Investors provide funding for the Proposed Investment then the fees described below shall be due and payable to the Advisors at Closing. The cash fees and warrants described in (i) and (ii) below shall be paid to Advisors at Closing. The fee to be paid to the Advisors by Probex shall be equal to the following:

         (i) an amount in cash equal to five percent (5%) of the first one million dollars, four percent (4%) of the second million dollars, three percent (3%) of the third million dollars, 2% of the fourth million dollars, and one percent (1%) of each additional million dollars of Capital Provided by the Approved Investor(s); and

         (ii) Five year warrants to purchase a number of shares of Probex common stock equal to five percent (5%) of the Capital Provided divided by the price per common share paid by the equity investors participating in the Proposed Investment. The Advisors' exercise price for the warrants shall be the price per common share paid by the equity investors participating in the Proposed Investment. These warrants will be subject to a Warrant Holder's Agreement which will be negotiated by the parties in good faith and will contain among other things, a cashless conversion feature and registration rights commensurate with those of the investors participating in the Proposed Investment.

3. Fees payable to the Advisors for Additional Capital Raised From Approved Investors. If prior to March 29, 2004, Probex issues any Additional Securities to an Approved Investor, regardless of whether or not such investor participated in the Proposed Investment, then the Advisors shall be deemed to have earned and Probex shall be obligated to pay to Advisors (a) a cash fee equal to one percent (1%) of the Capital Provided by the Approved Investor(s); and (b) five year warrants equal to two percent (2%) of the Capital Provided with shares issued based upon the formula outlined in 2(a)(ii) above. The Advisors' exercise price for these warrants shall be the price per common share paid by the equity investors participating in the Subsequent Transaction. Such fees and warrants will be due and payable to Advisors at the closing of such Subsequent Transactions.

4. Expenses. Probex agrees to reimburse Advisors, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with Advisors' activities under this Agreement.

5. Indemnification Probex agrees to indemnify Advisors, and their respective directors, officers, partners, employees, agents, and controlling persons (Advisors and each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, related to the Proposed Investment or any transaction contemplated by this Agreement and will reimburse any Indemnified Party for all expenses (including fees and expenses of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by Probex. Probex will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage or liability is found in a final judgement by a court to have resulted from Advisors'


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gross negligence or willful misconduct.

6. Termination. Advisors' engagement hereunder may be terminated by either Probex or the Advisors at any time after the close of the initial project financing upon written notice to that effect to the other party, it being understood that the provisions relating to the payment of fees (including breakup fees) and expenses, indemnifications, contribution, settlements and the role and duties of the Advisors and Probex shall survive any such termination.

7.       Miscellaneous Provisions.

         (a) Relationship. This agreement does not create, and shall not be construed to create, any joint venture or partnership between the parties. No officer, employee, agent, servant, or independent contractor of the Advisors nor their Affiliates shall at any time be deemed to be an employee, agent, servant, or broker of Probex for any purpose whatsoever solely as a result of this Agreement, and Advisors shall have no right or authority to assume or create any obligation or liability, express or implied, on Probex's behalf, or to bind Probex in any manner or thing whatsoever.

         (b) Waiver. Notwithstanding anything to the contrary contained herein, the failure of either party to seek a redress for violation, or to insist upon the strict performance, of any covenant, agreement, provision, or condition hereof shall not constitute a waiver of the terms of such covenant, agreement, provision, or condition at subsequent times or of the terms of any other covenant, agreement, provision, or condition, and each party shall have all remedies provided herein with respect to any subsequent act which would have originally constituted the violation hereunder.

         (c) Governing Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement (including without limitation, provisions concerning limitations of action), shall be governed by and construed in accordance with the internal laws of the State of Texas, notwithstanding any conflict-of-laws. doctrines of such state or other jurisdiction to the contrary.

         (d) Notices. Any notice, request, demand, consent or authorization (hereinafter referred to as "Notice") required or permitted to be given under this Agreement shall be in writing and shall be delivered either personally, by courier or by facsimile to the address or facsimile number listed below:

If to Probex:                              If to Advisors:
Mr. D. Yale Sage                           Mr. James Borchert
Probex Corporation                         Cambridge Strategies Group, LLC
1467 LeMay, Suite 111                      P.O. Box 270336
Carrollton, Texas 75007                    Flower Mound, Texas 752027-0336

Fax # (972) 466-1556                       Fax # (972) 355-6417


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         (e) Entire Agreement. This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter herein.

         (f) Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original, but all of which together constitute one and the same instrument.

         (g) Amendments. This Agreement shall not be amended, changed or modified or any provision thereof waived or discharged except in writing by both parties.

         (h) This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

         (i) Advisors may add names to Exhibit "A" from time to time, provided all such additions must be approved by Probex in writing.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

                                        PROBEX

                                        By: ____________________________

                                        Name: __________________________

                                        Title: _________________________


                                        CAMBRIDGE STRATEGIES GROUP

                                        By: /s/ Thomas G. Murray
                                           -----------------------------
                                        Name: Thomas G. Murray

                                        Title: CEO


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